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Exhibit 3.2

________________________________________________

LADDER CAPITAL COMMERCIAL MORTGAGE SECURITIES LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
 ________________________________________________

Dated as of February 25, 2016

Table of Contents

Page

ARTICLE 1	GENERAL	1
1.1	Definitions	1
1.2	Construction	6

ARTICLE 2	ORGANIZATION	6
2.1	Formation	6
2.2	Name	7
2.3	Registered Office and Registered Agent	7
2.4	Term	7
2.5	Purposes and Powers	7

ARTICLE 3	UNITS; MEMBERSHIP	8
3.1	Units Generally; Membership Interests	8
3.2	Authorization and Issuance of Units.	9
3.3	Unit Certificates.	9
3.4	Issuance of Units	9
3.5	New Members from the Issuance of Units	9

ARTICLE 4	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS	10
4.1	Capital Contributions.	10
4.2	Capital Accounts.	10
4.3	Negative Capital Accounts	11
4.4	No Withdrawal	11
4.5	Status of Capital Contributions.	12

ARTICLE 5	ALLOCATIONS OF PROFITS AND LOSSES	12
5.1	Allocation of Profits and Losses.	12
5.2	Regulatory and Special Allocations	12
5.3	Curative Allocations	13
5.4	Tax Allocations.	13

ARTICLE 6	DISTRIBUTIONS	14
6.1	Generally.	14
6.2	Distributions	14

ARTICLE 7	MANAGEMENT OF THE COMPANY	15
7.1	Board of Directors.	15
7.2	Officers.	17
7.3	Fiduciary Duties	19
7.4	Performance of Duties; Liability of Directors and Officers	19
7.5	Indemnification	20

ARTICLE 8	SEPARATENESS REQUIREMENTS	20
8.1	Limitations on the Company’s Activities.	20

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ARTICLE 9	MEMBERS; VOTING RIGHTS	23
9.1	Meetings of Members.	23
9.2	Voting Rights	24
9.3	Registered Members	24
9.4	Limitation of Liability	24
9.5	Withdraw; Resignation	25
9.6	Authority	25

ARTICLE 10	TAXES	25
10.1	Tax Status	25

ARTICLE 11	TRANSFER OF UNITS	25
11.1	Restrictions	25
11.2	General Restrictions on Transfer.	25
11.3	Procedure for Transfers	26
11.4	Legend.	26
11.5	Limitations.	26
11.6	Pledge of Units.	27

ARTICLE 12	DISSOLUTION AND LIQUIDATION	27
12.1	Dissolution	27
12.2	Liquidation.	29

ARTICLE 13	GENERAL/MISCELLANEOUS PROVISIONS	30
13.1	Waiver of Partition; Nature of Interest.	30
13.2	Notices	30
13.3	Governing Law	31
13.4	Entire Agreement	31
13.5	Effect of Waiver or Consent	31
13.6	Amendment or Modification	31
13.7	Binding Effect	31
13.8	Counterparts	31
13.9	Severability	31
13.10	Headings	32
13.11	Parties in Interest	32
13.12	Further Assurances	32
13.13	Specific Performance; Remedies	32

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LADDER CAPITAL COMMERCIAL MORTGAGE SECURITIES LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of LADDER CAPITAL COMMERCIAL MORTGAGE SECURITIES LLC, a Delaware limited liability company (the “Company”), is made as of February 25, 2016, by and among each of the Persons executing this Agreement and listed on the Members Schedule (as herein defined), and Michael Mazzei (“Springing Member 1”) and Marc Fox (“Springing Member 2”), as the Springing Members (as defined below).

WHEREAS, the Members wish to form a limited liability company pursuant to the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq., as amended from time to time (the “Delaware Act”), by having a Certificate of Formation of the Company (the “Certificate of Formation”) filed with the Secretary of State of the State of Delaware and entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members, Springing Member 1 and Springing Member 2 hereby agree as follows:

ARTICLE 1
GENERAL

1.1            Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

 “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(1) Crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2 (g)(1), and 1.704-2(i); and

(2) Debiting to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Agreement” means this Limited Liability Company Agreement, as originally executed and as may be amended, modified, supplemented or restated from time to time.

“Bankruptcy” means, with respect to a Member, that (i) such Member has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Member an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)—(g); provided that the Book Value of each asset of the Company shall be adjusted as of the date of this Agreement pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) in a manner determined by the Board so that the aggregate Book Value of the Company’s assets (net of the Company’s liabilities) as of such date is equal to the aggregate initial Capital Account balances of the Members (immediately after the Member’s Capital Contribution is made).

“Capital Account” means the capital account maintained for a Member pursuant to Section 4.2.

“Capital Contribution” means the cash and/or agreed fair market value of any asset or property of any nature contributed by a Member to the Company pursuant to the provisions of this Agreement.

“Certificate” means the Certificate of Formation, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a Unit having the rights and obligations specified with respect to “Common Units” in this Agreement.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“GCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally recognized company, in each case that is not an Affiliate of the Company and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as the Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of the Company, a Member, or any of their respective equityholders or Affiliates (other than as the Independent Director of the Company or an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to the Company, a Member or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to the Company, a Member or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with the Company shall be qualified to serve as the Independent Director of the Company, provided that the fees that such individual earns from serving as the Independent Director of affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Special Purpose Provisions of this Agreement.

“Initial Member” means Ladder Capital Finance LLC, a Delaware limited liability company

“Liquidating Distribution” means any distribution pursuant to Section 12.2 hereof.

“Majority of the Board” means, at any time, a majority of the votes attributable to the Directors who are then elected and qualified and permitted under this Agreement to act, vote or otherwise participate with respect to the matter at hand.  The Independent Director may only act, vote or otherwise participate in those matters referred to in Section 8.1(b) or as otherwise specifically required by this Agreement.

“Majority in Voting Interest” means, at any time, a Member or Members which own a majority of the Voting Units outstanding at such time.

“Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Company, to file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Company or a substantial part of its property, to make any assignment for the benefit of creditors of the Company, or except as required by applicable law, to admit in writing the Company’s inability to pay its debts generally as they become due, or, to the fullest extent permitted by law, to take action in furtherance of any of the foregoing.

“Member Minimum Gain” with respect to each Member Nonrecourse Debt, means the amount of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Deduction” has the meaning set forth in Treasury Regulation Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members” means each Person identified on the Members Schedule as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement.  The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.  The term “Members” shall not include the Springing Members.

“Membership Interest” means the interest acquired by a Member in the Company, including such Member’s right (based on the type and class of Unit or Units held by such Member), if any, (a) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Company, (b) to a distributive share of the assets of the Company, (c) to vote on, consent to or otherwise participate in any decision of the Members, and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b) (substituting the term “Company” for the term “partnership” as the context requires).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Public Offering” means an underwritten public offering and sale of Common Units pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“Public Sale” means any sale of securities to the public pursuant to an offering registered under the Securities Act or, after the consummation of an initial Public Offering, to the public pursuant to the provisions of Rule 144 (or any similar rule or rules then in effect) under the Securities Act.

“Restricted Securities” means (a) all Units issued by the Company and (b) any securities issued with respect to, or in exchange for, the Units referred to in clause (a) above in connection with a conversion, combination of units or shares, recapitalization, merger, consolidation or other reorganization, including in connection with the consummation of any reorganization plan.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been Transferred pursuant to a Public Sale.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Special Member” means each Person who executes a counterpart to this Agreement agreeing to become a member of the Company with no economic interest in the Company upon the dissolution, withdrawal or other event that causes the last remaining Member of the Company to become disassociated from the Company in order that at all times the Company shall have at least one member.

“Special Purpose Provisions” has the meaning set forth in Section 8.1.

“Springing Member” means the Special Member who (i) has automatically become a member of the Company with no economic interest in the Company upon the dissolution, withdrawal or other event that causes the last remaining member of the Company to become disassociated from the Company and (ii) will cease to be a member of the Company upon the admission of a new member.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, limited liability company, association or other business entity.

“Taxable Year” means the Company’s taxable year ending on or about December 31 (or part thereof in the case of the Company’s first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board (if no year is so required by Section 706 of the Code).

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, hypothecation, gift, delivery or other disposition (other than a pledge).

“Treasury Regulations” shall mean that except where the context indicates otherwise, the final, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

“Unit” means a unit representing a fractional part of the Membership Interests of all of the Unitholders and shall include all types and classes of Units; provided that any type or class of Unit shall have the designations, preferences and/or special rights set forth in this Agreement and the Membership Interests represented by such type or class of Unit shall be determined in accordance with such designations, preferences and/or special rights.

“Unitholder” means with respect to any Unit, the record holder thereof as evidenced on the Members Schedule.

“Voting Units” means the Common Units.

1.2            Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and the singular number includes the plural number and vice versa.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE 2
ORGANIZATION

2.1            Formation.  (a)  The Certificate of Formation was prepared, executed and filed with the Secretary of State of the State of Delaware on February 4, 2013, by Pamela McCormack, as an “authorized person” for such purpose within the meaning of the Delaware Act, all of which is hereby authorized and ratified in all respects.  This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

(b)            Any officer of the Company as an “authorized person” within the meaning of the Delaware Act, shall, at any time he or she becomes aware that any statement in the Certificate was false when made, that any matter described therein has changed making the Certificate false in any material respect, or that the applicable Members have approved an amendment to the Certificate in accordance with the terms hereof, promptly execute, deliver and file any and all amendments thereto and restatements thereof in accordance with the Delaware Act.

(c)            At the time the Company has more than one Member, the Company shall be treated as a partnership for federal, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  The Company shall not be deemed a partnership or joint venture for any other purpose.

2.2            Name.  The name of the Company is “Ladder Capital Commercial Mortgage Securities LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company”, “LLC” or “L.L.C.”

2.3            Registered Office and Registered Agent. The Company shall maintain a registered office in the State of Delaware at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or at such other place within Delaware as the Secretary of the Company may designate.  The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other agent as the Secretary of the Company may from time to time designate.

2.4            Term.  The term of existence of the Company shall be perpetual from the date the Certificate of Formation was filed with the Secretary of State of Delaware, unless the Company is dissolved in accordance with the provisions of this Agreement.

2.5            Purposes and Powers.

(a)  Subject to Section 2.5(c) and Section 8.1, the sole purposes of the Company are to engage in only the following activities:

(1) To acquire, own and hold loans, including commercial and multifamily mortgage loans, securities, notes, participations or any other assets or rights relating to an interest in real property or consumer receivables (each and collectively, for so long as it is owned by the Company, an “Underlying Asset”), to deposit the same into one or more trusts for the purpose of issuing pass-through certificates representing undivided beneficial ownership interests in the Underlying Assets of such trusts (“Securities”), to acquire, hold and transfer such Securities, to exercise all powers enumerated in the Act and to engage in any and all activities relating to the foregoing or arising therefrom or reasonably necessary, customary, convenient or incidental thereto, and to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

(2) The Company, by or through the Members, any Director or any Officer on behalf of the Company, may enter into, deliver and perform documents, agreements, certificates or financing statements contemplated by or related to its objects and purposes set forth in Section 2.5(a), all without any further act, vote or approval of the Members or any Director or Officer, notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Members or any Director or Officer to enter into any other agreements on behalf of the Company.

(b)            Powers.  Subject to Section 2.5(c) and Section 8.1, and in order to carry out its purposes, the Company, the Board of Directors and the Officers, on behalf of the Company, (i) shall have and exercise, and are hereby empowered and authorized to exercise, all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 2.5(a) and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies pursuant to the Act.

(c)            Certain Restrictions on Powers and Activities.  The Company shall not do any of the following: (i) engage in any business or activity other than those set forth above in Section 2.5(a); (ii) to the fullest extent permitted by law, dissolve or liquidate, in whole or in part, (iii) consolidate or merge with or into any other entity, (iv) except as set forth in Section 11.1, permit the transfer of a limited liability company interest in the Company; or (v) take any other action in furtherance of any action listed in clauses (i)-(iv) above.  In addition, the Company’s activities shall be limited in the manner set forth in Section 8.1.  A Member shall be deemed to have consented to the foregoing limitations by virtue of such Member’s acquisition of its limited liability company interest, with no further act or deed of the Member being required to evidence such consent.

ARTICLE 3
UNITS; MEMBERSHIP

3.1            Units Generally; Membership Interests.  The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types or classes, with each type or class having the rights and privileges, including voting rights, if any, set forth in this Agreement.  The Company shall maintain a schedule of all Members from time to time, their respective mailing addresses and the Units held by them (as the same may be amended, modified or supplemented from time to time, the “Members Schedule”), a copy of which as of the date hereof is attached hereto as Schedule A.  The Members shall have no interest in the Company other than the interests conferred by this Agreement and represented by the Units, which shall be deemed to be personal property giving only the rights conferred by this Agreement.  Ownership of a Unit (or fraction thereof) shall not entitle a Unitholder to call for a partition or division of any property of the Company or for any accounting.

3.2            Authorization and Issuance of Units.

(a)            Common Units.  The Company hereby authorizes the issuance of Common Units.  As of the date hereof, 100 of such Common Units are outstanding as set forth on the Members Schedule (as in effect on the date hereof).

(b)            Additional Units.  Except as expressly provided by this Agreement, the Company shall not authorize, issue or sell, or cause to be authorized, issued or sold, any Units.

3.3            Unit Certificates.

(a)            The Units are securities governed by Article 8 of the Uniform Commercial Code (the “UCC”), shall be represented by certificates and are “certificated securities” as defined in Article 8 of the UCC.  Each such certificate shall be signed by an officer of the Company, certifying the number of Units owned by the holder of such Units and stating the type and class of such Units.  All certificates for each type and class of Units shall be consecutively numbered or otherwise identified.  The name of the Person to whom the Units represented thereby are issued, with the number, type and class of Units and date of issue, shall be entered on the books of the Company and, until such Units are transferred on the books of the Company (including the Members Schedule), such Person shall be deemed to be the owner of such Units for all purposes.  Units shall only be transferred on the books of the Company (including the Members Schedule) by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Company of the certificate(s) for such Units endorsed by the appropriate Person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the Company may reasonably require, and accompanied by all necessary transfer stamps.  In that event, provided all other conditions to transfer have been met, it shall be the duty of the Company to issue a new certificate to the Person entitled thereto, cancel the old certificate(s), and record the transaction on its books (including the Members Schedule).

(b)            Any officer of the Company may direct a new certificate(s) to be issued in place of any certificate(s) previously issued by the Company alleged to have been lost, stolen, or destroyed.  When authorizing such issue of a new certificate(s), such officer may, in its discretion and as a condition precedent to the issuance thereof, require (1) the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, or destroyed, and/or (2) the owner of such lost, stolen, or destroyed certificate(s), or his or her legal representative, to give the Company a bond sufficient to indemnify the Company against any claim that may be made against the Company on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

3.4            Issuance of Units.  The Company (with the approval of the Board) shall have the right to issue any authorized but unissued Units; provided, that the Company shall not issue any Units to any Person unless such Person has executed and delivered to the Company the documents described in Section 3.5 hereof.

3.5            New Members from the Issuance of Units.  In order for a Person to be admitted as a Member of the Company pursuant to the issuance of Units to such Person such Person shall have executed and delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto.  Upon the amendment of the Members Schedule by the Company and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his or its Units.

ARTICLE 4
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1            Capital Contributions.

(a)            Contemporaneously with the execution of this Agreement, the Initial Member is deemed to own the number, type and class of Units in the amount set forth opposite the Initial Member’s name on the Members Schedule as in effect upon the execution of this Agreement.

(b)            At any time the Members may (but shall have no obligation to) make Capital Contributions to the Company; provided that any such Capital Contributions are made by all Members pro rata based upon the number of the then issued and outstanding Common Units.  Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any other cash or any property of the Company.

4.2            Capital Accounts.

(a)            Maintenance Rules.  The Company shall maintain for each Member a separate capital account (a “Capital Account”) in accordance with this Section 4.2(a), which shall control the division of assets upon liquidation of the Company to the extent provided in Section 12.2(b)(iii).  Each Capital Account shall be maintained in accordance with the following provisions:

(1) Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Member to the Company pursuant to this Agreement, such Member’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Member pursuant to Section 5.2 or Section 5.3, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member.

(2) Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Member pursuant to this Agreement, such Member’s allocable share of Losses and any items of in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 5.2 or Section 5.3, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(3) If all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or portion thereof).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

(b)            Definition of Profits and Losses.  “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(2) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(3) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(4) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(5) To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

4.3            Negative Capital Accounts.  If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore such negative balance or to make any Capital Contributions to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

4.4            No Withdrawal.  No Member shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

4.5            Status of Capital Contributions.

(a)            No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b)            No Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company.  No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

ARTICLE 5
ALLOCATIONS OF PROFITS AND LOSSES

5.1            Allocation of Profits and Losses.

(a)            Allocation of Profits.  After giving effect to the allocations set forth in Section 5.2 and Section 5.3, Profits for any Taxable Year (or other period) shall be allocated to the Members pro rata (based upon the number of Common Units) in accordance with their ownership of Common Units.

(b)            Allocation of Losses.  After giving effect to the allocations set forth in Section 5.2 and Section 5.3, Losses for any Taxable Year (or other period) shall be allocated to the Members pro rata (based upon the number of Common Units) in accordance with their ownership of Common Units.

5.2            Regulatory and Special Allocations.  Notwithstanding the provisions of Section 5.1:

(a)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated, as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), as an item of Profits (if the adjustment increases the basis of the asset) or Losses (if the adjustment decreases such basis) and such Profits or Losses shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(b)            If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Member shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(c)            Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain.  Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d)            In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Profits shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.  This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)            The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.  Notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

5.3            Curative Allocations.  If the Board determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article 5 (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “Misallocated Item”), then the Board may allocate such unallocated items, or reallocate such Misallocated Items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Member that would be affected thereby (which consent no such Member may unreasonably withhold) and provided further that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

5.4            Tax Allocations.

(a)            All income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulation Section 1.704-3(b) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)            If the Book Value of any Company property is adjusted pursuant to Section 4.2, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)            Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)            Allocations pursuant to this Section 5.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE 6
DISTRIBUTIONS

6.1            Generally.

(a)            Subject to Section 6.2, the Board shall have sole discretion regarding the amounts and timing of distributions to Members, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including the payment of any management or administrative fees and expenses or any other obligations.

(b)            Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate Section 18-607 of the Delaware Act or other applicable law or if such distribution would violate any of the Company’s debt financing agreements.

6.2            Distributions.  Except as provided in Section 12.2(b), distributions to be made by the Company on any date shall be made to the Members (with such distribution to the Members to be divided among such Members pro rata in accordance with their Common Units).

ARTICLE 7
MANAGEMENT OF THE COMPANY

7.1            Board of Directors.

(a)            Establishment.  There is hereby established a committee (the “Board”) comprised of natural persons (the “Directors”) having the authority and duties set forth in this Agreement.  Each Director shall be entitled to one vote.  Any decisions to be made by the Board shall require the approval of a Majority of the Board.  Except as provided in the immediately preceding sentence, no Director acting alone, or with any other Director or Directors, shall have the power to act for or on behalf of, or to bind the Company (including as a result of each Director being a “manager” (as such term is defined in the Delaware Act) of the Company as further provided in this Section 7.1(a).  Each Director shall be a “manager” (as such term is defined in the Delaware Act) of the Company, but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement.  Directors need not be residents of the State of Delaware.

(b)            Powers.  Subject to Section 2.5(c) and Section 8.1, the business and affairs of the Company shall be managed by or under the direction of the Board.

(c)            Number of Directors; Term of Office.  The authorized number of Directors is, as of the date hereof, three (3) Directors, which number will include the Independent Director, and hereafter the authorized number of Directors may be increased or decreased by the Board, subject to Section 7.1(d); provided however, for so long as the Board is required to include an Independent Director, the number of Directors shall not be less than three (3).  The Directors shall be elected by holders of a Majority in Voting Interest and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal.  As of the date hereof, the three Directors are Michael Mazzei, Pamela McCormack and Michelle Dreyer.

(1) Unless otherwise restricted by law, and subject to Section 7.1(d), holders of a Majority in Voting Interest may remove, with or without cause, any Director and fill the vacancy.  Vacancies caused by any such removal by the Members and not filled by the Members at the meeting at which such removal shall have been made or pursuant to the applicable written consent of the Members, may be filled by a majority of the votes of the Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

(2) A Director may resign at any time by giving written notice to that effect to the Board.  Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any vacancy caused by any such resignation or by the death of any Director or any vacancy for any other reason (including due to the authorization by the Members of a newly created Directorship) shall be filled by the Majority in Voting Interest as soon as practicable.

(d)            Independent Director.

(1) Duties.  For so long as any Securities are outstanding, the Member shall cause the Company at all times to have at least one Independent Director who will be appointed by the Member.  To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 8.1(b).  Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Director shall not have any fiduciary duties to the Member, any Officer or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, the Independent Director shall not be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.  All right, power and authority of the Independent Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, the Independent Director, in its capacity as the Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 8.1(b) or as otherwise specifically required by this Agreement.

(2) Removal.  Subject to the other provisions of this Section 7.1(d)(2), the Independent Director may be removed by the Member with or without cause.  No resignation or removal of the Independent Director permitted by the preceding sentence shall be effective until a successor Independent Director is appointed and such successor shall have accepted his or her appointment as the Independent Director by a written instrument.  In the event of a vacancy in the position of the Independent Director, the Member shall, as soon as practicable, appoint the successor Independent Director.

(e)            Meetings of the Board.  The Board shall meet at such time and at such place (either within or without the State of Delaware) as the Board may designate.  Special meetings of the Board shall be held on the call of any one Director upon at least two (2) days (if the meeting is to be held in person) or twenty-four (24) hours (if the meeting is to be held by telephone communications) oral or written notice to the Directors, or upon such shorter notice as may be approved by all of the Directors.  Any Director may waive such notice as to himself.  A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(1) Conduct of Meetings.  Any meeting of the Directors may be held in person or telephonically.

(2) Quorum.  A Majority of the Board shall constitute a quorum of the Board for purposes of conducting business.  If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  A Director may vote or be present at a meeting either in person or by proxy.

(3) Attendance and Waiver of Notice.  Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(4) Actions Without a Meeting.  Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting.  Any such action taken by the Board without a meeting shall be effective only if the consent or consents set forth the actions so taken are in writing and are signed by a Majority of the Board.

(f)            Compensation of the Directors.  Directors, as such, shall not receive any stated salary for their services; provided that the Company may elect to reimburse any or all Directors for his, her or their respective expenses of attending a meeting of the Board.  Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to preclude any Director from serving the Company or any of its Subsidiaries or affiliates  in any other capacity and receiving compensation for such service.

(g)            Chairman of the Board.  A Majority of the Board may elect any one of the Directors to be the Chairman of the Board (the “Chairman”).  At any time, the Chairman, if any, can be removed from his or her position as Chairman by a Majority of the Board.  The Chairman, in his or her capacity as the Chairman of the Board, shall not have any of the rights or powers of an officer of the Company, unless he or she, in his or her capacity as a Chairman of the Board, is appointed as an officer of the Company by the Board.  The Chairman shall preside at all meetings of the Board and at all meetings of the Members at which he or she shall be present.

7.2            Officers.

(a)            Appointment of Officers.  The Board shall appoint individuals as officers (“officers”) of the Company, which may include a Chief Executive Officer, a President, a Chief Investment Officer, a Chief Financial Officer, a Head of Asset Management, a General Counsel, a Secretary and such other officers (such as a Treasurer or any number of Vice Presidents or Managing Directors) as the Board deems advisable.  No officer need be a Member or a Director.  An individual may be appointed to more than one office.  Each officer of the Company shall be a “manager” (as that term is used in the Delaware Act) of the Company, but, notwithstanding the foregoing, no officer of the Company shall have any rights or powers beyond the rights and powers granted to such officer in this Agreement.  The officers of the Company as of the date hereof are listed on the attached Exhibit B.

(b)            Duties of Officers Generally.  Under the direction of and, at all times, subject to the authority of the Board, the officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as he or she deems necessary or appropriate to accomplish the foregoing.  In addition, the officers shall have such other powers and duties as may be prescribed by the Board or this Agreement.  The Chief Executive Officer shall have the power and authority to delegate to any agents or employees of the Company rights and powers of officers of the Company to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, as the Chief Executive Officer may deem appropriate from time to time.

(c)            Authority of Officers.  Subject to Section 7.2(a), any officer of the Company shall have the right, power and authority to transact business in the name of the Company or to act for or on behalf of or to bind the Company.  With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any officer to the effect that such officer is acting on behalf of the Company.

(d)            Removal, Resignation and Filling of Vacancy of Officers.  The Board may remove any officer, for any reason or for no reason, at any time.  Any officer may resign at any time by giving written notice to the Board, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any such resignation shall be without prejudice to the rights, if any, of the Company or such officer under this Agreement.  A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)            Compensation of Officers.  The officers shall be entitled to receive compensation from the Company as determined by the Board.

(f)            Chief Executive Officer.  Under the direction of and, at all times, subject to the authority of the Board, the Chief Executive Officer shall have general supervision over the day‑to‑day business, operations and affairs of the Company and shall perform such duties and exercise such powers as are incident to the office of chief executive officer of a corporation organized under the GCL or as set forth in the Chief Executive Officer’s applicable employment agreement, if any.  The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board or as set forth in the Chief Executive Officer’s applicable employment agreement, if any.

(g)            President.  Under the direction of and, at all times, subject to the authority of the Board, the President, if any, shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under the GCL or as set forth in the President’s employment agreement, if any.  In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer.  The President shall have such other powers and perform such other duties as may from time to time be prescribed by the Board or as set forth in the President’s applicable employment agreement, if any.

(h)            Chief Financial Officer.  The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the chief financial officer of a corporation organized under the GCL.  The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company.  The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(i)            Secretary.  The Secretary shall: (i) keep the minutes of the meetings of the Members and the Board in one or more books provided for that purpose; (ii) cause all notices to be given by the Company are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the company records; (iv) keep a register of the addresses of each Member which shall be furnished to the Secretary by such Member; (v) have general charge of the Members Schedule; and (vi) in general perform all duties incident to the office of the secretary of a corporation organized under the GCL or as set forth in the Secretary’s applicable employment agreement, if any.  The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(j)            Other Officers.  All other officers of the Company shall have such powers and perform such duties as may from time to time be prescribed by the Board and/or the Chief Executive Officer.

7.3            Fiduciary Duties.  The Directors (other than the Independent Director), in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the directors of a corporation to the stockholders of such corporation under the laws of the State of Delaware.  The officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the officers of a corporation to the stockholders of such corporation under the laws of the State of Delaware.

7.4            Performance of Duties; Liability of Directors and Officers.  In performing his or her duties, each of the Directors and the officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid), of the following other Persons or groups:  (a) one or more officers or employees of the Company or any of its Subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the Company or any of its Subsidiaries; or (c) any other Person who has been selected and monitored with reasonable care by or on behalf of the Company or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other

Person’s professional or expert competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18‑406 of the Delaware Act.  No individual who is a Director or an officer of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company or any of its Subsidiaries, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Director or an officer of the Company or any combination of the foregoing.

7.5            Indemnification.  Notwithstanding Section 7.3, the Directors and officers shall not be liable, responsible or accountable for damages or otherwise to the Company or any of its Subsidiaries, or to the Members, and, to the fullest extent allowed by law, each Director and each officer shall be indemnified and held harmless by the Company, including advancement of reasonable attorneys’ fees and other expenses from and against all claims, liabilities, and expenses arising out of any management of Company or any of its Subsidiaries’ affairs; provided that (a) such Director’s or officer’s course of conduct was pursued in good faith and believed by him or her to be in the best interests of the Company and was reasonably believed by him or her to be within the scope of authority conferred on such Director or officer pursuant to this Agreement and (b) such course of conduct did not constitute willful misconduct on the part of such Director or officer and otherwise was in accordance with the terms of this Agreement.  The rights of indemnification provided in this Section 7.5 are intended to provide indemnification of the Directors and the officers to the fullest extent permitted by the GCL regarding a corporation’s indemnification of its directors and officers and will be in addition to any rights to which the Directors or officers may otherwise be entitled by contract or as a matter of law and shall extend to such Persons’ heirs, personal representatives and assigns.  The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 7.5.  The right of each Director and officer to indemnification pursuant to this Section 7.5 may be conditioned upon the delivery by such Director or such officer of a written undertaking to repay such amount if such individual is determined pursuant to this Section 7.5 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation.

ARTICLE 8
SEPARATENESS REQUIREMENTS

8.1            Limitations on the Company’s Activities.

This Section 8.1 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose entity”:

(a)            Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, for so long as any non-consolidation opinion with respect to the Company and its Members is in effect, neither the Member nor the Company shall amend, alter, change or repeal Sections 1.1 (to the extent that the terms defined in Section 1.1 are used in any of the sections enumerated in this Section 8.1(a)), 2.2, 2.5, 4.5(b), 6.1(b), 7.1(b), 7.1(c), 7.1(d), 7.3, 7.5, 8.1, 9.5 11.1, 12.1, 13.4, 13.6, 13.7,  of this Agreement (the “Special Purpose Provisions”), or any other provision of this or any other document governing the formation, management or operation of the Company in a manner that is inconsistent with any of the Special Purpose Provisions, except upon receipt of confirmation from the law firm that rendered such non-consolidation opinion that such amendment would not alter such non-consolidation opinion.  In the event of any conflict between any of the Special Purpose Provisions and any other provision contained in this Agreement or in the Certificate of Formation, the Special Purpose Provisions control.  Subject to this Section 8.1, the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 13.6.

(b)            Notwithstanding any other provision of this Agreement or any other document governing the formation, management or operation of the Company, and notwithstanding any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer, or any other Person, in addition to any other limitations set forth in this Agreement, neither the Member nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Member and the Board (including the Independent Director) take any Material Action; provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there is at least one Independent Director then serving in such capacity.

(c)            The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.  Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the Board also shall cause the Company to and the Company shall:

(1) maintain its own books, records and bank accounts separate from those of any other Person;

(2) at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and from any other Person;

(3) have its own Board of Directors;

(4) file its own tax returns separate from those of any other Person, except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, pay any taxes required to be paid under applicable law, and not be a member of a consolidated tax group.

(5) not commingle its assets with assets of any other Person;

(6) conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence;

(7) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Company’s own separate balance sheet;;

(8) pay its own liabilities and expenses only out of its own funds; provided, however, that the foregoing shall not require the Members to make additional capital contributions to the Company;

(9) not enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction;

(10) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(11) not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(12) allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate;

(13) correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(14) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however that the foregoing shall not require the Members to make additional capital contributions to the Company; and

(15) cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or the Member or Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

(d)            Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the Board shall not cause or permit the Company to and the Company shall not:

(1) guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(2) pledge any of its assets to secure the obligations of any other Person, except that it may pledge one or more of the Securities held by the Company, if any, as security for “repo” or similar financing that provides for no recourse beyond the assets of the Company;

(3) engage, directly or indirectly, in any business other than as required or permitted to be performed under Section 2.5 or this Section 8.1;

(4) (i) incur indebtedness to any Affiliate or (ii) incur, create or assume any other indebtedness, other than, with respect to clause (ii), indebtedness with the sole recourse to assets of the Company, except that it may pledge one or more of the Securities held by the Company, if any, as security for “repo” or similar financing that provides for no recourse beyond the assets of the Company;

(5) make or permit to remain outstanding any loan or advance to any other Person;

(6) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such transfers as are conducted in connection with the deposit of mortgage loans into trust funds in accordance with Section 2.5(a);

(7) engage in any business activity other than as stated in Section 2.5 of this Agreement; and

(8) own any asset or property other than (i) the Underlying Assets and/or the Securities, and (ii) incidental personal property related to or arising from the ownership of the Underlying Assets and/or the Securities.

ARTICLE 9
MEMBERS; VOTING RIGHTS

9.1            Meetings of Members.

(a)            Generally.  Meetings of the Members may be called by the Board or by a Member or Members holding not less than 50% of the then outstanding Voting Units.  All meetings of the Members shall be held telephonically or at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Board or Member(s) calling the meeting and set forth in the respective notice or waivers of notice of such meeting.  A record shall be maintained by the Secretary of the Company of each meeting of the Members.

(b)            Notice of Meetings of Members.  Written or printed notice stating the place, day and hour of the meeting shall be delivered not fewer than 2 days before the date of the meeting, either personally or by any written method by which it is reasonable to expect that the Members would receive such notice not later than the business day prior to the date of the meeting, to each holder of Voting Units (with a copy to the Secretary of the Company), by or at the direction of the Member(s) calling the meeting or the Board, as the case may be.  Such notice may, but need not, specify the purpose or purposes of such meeting and may, but need not, limit the business to be conducted at such meeting to such purpose(s).

(c)            Quorum.  Except as otherwise provided herein or by applicable law, at any time, a majority of the then outstanding Voting Units, represented in person or by proxy, shall constitute a quorum of Members for purposes of conducting business.  Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting.  If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until Members which own a majority of the then outstanding Voting Units shall be present or represented.  Except as otherwise required by applicable law, resolutions of the Members at any meeting of Members shall be adopted by the affirmative vote of a majority of the Voting Units represented and entitled to vote at such meeting at which a quorum is present.

(d)            Actions Without a Meeting.  Unless otherwise prohibited by law, any action to be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by a Member or Members holding not less than a majority of the then outstanding Voting Units and such consent or consents are delivered to the Secretary of the Company.  A record shall be maintained by the Secretary of the Company of each such action taken by written consent of a Member or Members.

9.2            Voting Rights.  Except as specifically provided herein or otherwise required by applicable law, each Member shall be entitled to one vote per Voting Unit held by such Member.  A Member which owns Voting Units may vote or be present at a meeting either in person or by proxy.  There will be no cumulative voting in the election or removal of Directors.

9.3            Registered Members.  The Company shall be entitled to treat the owner of record of any Units as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

9.4            Limitation of Liability.  No Member will be obligated personally for any debt, obligation or liability of the Company or of any other Member by reason of being a Member, whether arising in contract, tort or otherwise.  Except as otherwise provided in the Delaware Act, by law or expressly in this Agreement, no Member will have any fiduciary or other duty to another Member with respect to the business and affairs of the Company.  No Member will have any responsibility to restore any negative balance in his or her Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company.

9.5            Withdraw; Resignation.  A Member shall not cease to be a Member as a result of the Bankruptcy of such Member and upon the occurrence of such an event, the business of the Company shall continue without dissolution.  So long as a Member continues to own or hold any Units, such Member shall not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void.  As soon as any Person who is a Member ceases to own or hold any Units, such Person shall no longer be a Member.

9.6            Authority.  No Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind the Company.

ARTICLE 10
TAXES

10.1            Tax Status.  The Members intend that at the time, if any, that the Company has more than one Member, the Company be treated as a partnership for federal, state and local income tax purposes and the Company and each Member shall file all tax returns on the basis consistent therewith.

ARTICLE 11
TRANSFER OF UNITS

11.1            Restrictions.  Each Member acknowledges and agrees that such Member shall not Transfer any Unit(s) except in accordance with the provisions of this Article 11.  Any attempted Transfer in violation of the preceding sentence shall be deemed null and void for all purposes, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit(s) for any purpose.

11.2            General Restrictions on Transfer.

(a)            Notwithstanding anything to the contrary in this Agreement, no transferee of any Unit(s) received pursuant to a Transfer (but excluding transferees that were Members immediately prior to such a Transfer, who shall automatically become a Member with respect to any additional Units they so acquire) shall become a Member in respect of or be deemed to have any ownership rights in the Unit(s) so Transferred unless a Person is admitted as a Member as set forth in Section 11.3.

(b)            Following a Transfer of any Unit(s) that is permitted under this Article 11, the transferee of such Unit(s) shall succeed to the Capital Account associated with such Unit(s) and shall receive allocations and distributions under Sections  5.1, 5.2, 5.3, 5.4, 6.1, 6.2 and 12.2 in respect of such Unit(s).

(c)            Any Member who Transfers all of his or its Units (i) shall cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

11.3        Procedure for Transfers.  Subject in all events to the general restrictions on Transfers contained in Sections 11.1 and 11.2, a Member may Transfer all or any part of his or its Units in accordance with this Section 11.3.  No Transfer of Unit(s) may be completed until the prospective transferee is admitted as a Member of the Company by executing and delivering to the Company a written undertaken to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto.  Upon the amendment of the Members Schedule by the Company and the satisfaction of any other applicable conditions, such prospective transferee shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon the Company shall reissue the applicable Units in the name of such prospective transferee.

11.4            Legend.

(a)            The certificates representing the Units will bear the following legend:

“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE ISSUER AND ITS MEMBERS.  A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)            Each certificate or instrument evidencing Restricted Securities and each certificate or instrument issued in exchange for or upon the Transfer of any Restricted Securities (if such securities remain Restricted Securities after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

Upon the request of any holder of Restricted Securities, the Company shall remove the Securities Act legend set forth above from the certificates for such Restricted Securities; provided, that such Restricted Securities are eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) under the Securities Act.

11.5            Limitations.

(a)            Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred if such Transfer would result in the Company having more than 100 “beneficial owners” as defined and determined by the Investment Company Act of 1940, as amended from time to time.

(b)            In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Company (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

11.6            Pledge of Units.

(a)            Notwithstanding anything contained herein to the contrary, any Member shall have the ability to pledge any Unit(s) owned by such Member and such pledge shall not be a “Transfer” of such Unit(s) for purposes of this Agreement.

(b)            Upon the Transfer of Units owned by a Member pursuant to a pledge of such Units to a lending institution in connection with the borrowing of funds by the Company, such Member or such Member’s parent company from such lending institution, without need for any further action or notice under this Agreement, the transferee of such Units shall be admitted as a Member of the Company and shall acquire all right, title and interest in such Units, including all rights under this Agreement, and such Member shall be withdrawn as a “Member” hereunder and shall have no further right, title or interest in such Units or under this Agreement.

ARTICLE 12
DISSOLUTION AND LIQUIDATION

12.1            Dissolution.

(a)            The Company shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(1) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner required under this Section 12.1 or permitted by this Agreement or the Delaware Act; or

(2) the entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

(b)            Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company (other than upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 12.1 or the resignation of the Member and the admission of an additional member of the Company pursuant to Section 12.2) (a “Member Cessation Event”), Special Member 1 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Springing Member and shall continue the Company without dissolution.  If, however, at the time of a Member Cessation Event, Special Member 1 has died or is otherwise no longer able to step into the role of Springing Member, then in such event, Special Member 2 shall, concurrently with the Member Cessation Event and without any action of any Person, automatically be admitted to the Company as Springing Member and shall continue the Company without dissolution.  It is the intent of these provisions that the Company never have more than one Springing Member at any particular point in time.  No Springing Member may resign from the Company or transfer its rights as Springing Member unless a successor Special Member has been admitted to the Company as Springing Member by executing a counterpart to this Agreement; provided, however, the Springing Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member.  The Springing Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Delaware Act, the Springing Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  The Springing Member, in its capacity as Springing Member, may not bind the Company.  Except as required by any mandatory provision of the Act, the Springing Member, in its capacity as Springing Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of the Springing Member, each person designated a Special Member shall execute a counterpart to this Agreement.  Prior to its admission to the Company as Springing Member, each person designated a Special Member shall not be a member of the Company.  The Company shall at all times have a Special Member 1 and a Special Member 2.  No resignation or removal of a Special Member, and no appointment of a successor Special Member, shall be effective unless and until such successor shall have executed a counterpart to this Agreement.  In the event of a vacancy in the position of Special Member 1 or Special Member 2, the Member shall, as soon as practicable, appoint a successor Special Member to fill such vacancy.  By signing this Agreement, a Special Member agrees that, should such Special Member become a Springing Member, such Special Member will be subject to and bound by the provisions of this Agreement applicable to a Springing Member.

(c)            Notwithstanding any other provision of this Agreement or the Bankruptcy of a Member, Springing Member or any additional member shall not cause the Member, Springing Member, or any additional member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d)            Notwithstanding any other provision of this Agreement, each of the Member, the Springing Member, the Special Member, or any additional member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, the Springing Member, or any additional member, or the occurrence of an event that causes the Member, the Springing Member, or any additional member to cease to be a member of the Company.

(e)            In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Delaware Act.

(f)            The Company shall terminate when (i) all of the remaining assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

12.2            Liquidation.

(a)            Upon dissolution of the Company, a liquidator or liquidating committee appointed by the Board shall be the liquidator (the “Liquidator”).  The Liquidator shall be entitled to receive such compensation for its services as may be approved by the Board.  The Liquidator shall agree not to resign at any time without 30 days prior written notice.  Except as expressly provided in this Section 12.2, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the officers of the Company under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

(b)            The Liquidator shall liquidate the assets of the Company, and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(1) the payment to the creditors of the Company, including Members, in order of priority provided by law;

(2) to establish or add to such reserves as the Liquidator may deem necessary or appropriate; and

(3) to the Members (with such distribution to the Members to be divided among such Members pro rata in accordance with their Common Units).

The reserves established pursuant to subparagraph (ii) shall be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator deems advisable, such reserves shall be distributed to the Members in the priorities set forth in this Section 12.2(b).

(c)            The Members shall not be responsible for restoring any negative balance in their Capital Accounts upon termination or dissolution of the Company.

(d)            In any termination or dissolution of the Company, the Company may distribute the assets of the Company to Members in cash, ratably in kind or any combination thereof.  Each distribution in kind of property pursuant to this Section 12.2(d) shall be distributed based upon the fair market value of such property.  If a Liquidating Distribution is made both in cash and in kind, such Liquidating Distribution shall be made so that, to the fullest extent practicable, the percentage of cash and any other assets distributed with respect to each type of Unit is identical.

(e)            Distributions upon liquidation of the Company (or any Member’s interest in the Company) and related adjustments shall be made by the end of the Taxable Year of the liquidation (or, if later, within ninety (90) days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b), including requirements (2) and (3) thereof.

(f)            Upon completion of the distribution of the assets of the Company as provided in Section 12.2(b) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

(g)            Each Member hereby waives any rights to partition of the assets of the Company.

ARTICLE 13
GENERAL/MISCELLANEOUS PROVISIONS

13.1            Waiver of Partition; Nature of Interest.  Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Members, the Special Member, the Springing Members and any additional member admitted to the Company hereby irrevocably waives any right or power that the Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall (solely by virtue of its status as Member) not have the status of a creditor with respect to any distribution pursuant to Section 6.2 hereof.  The interest of the Member in the Company is personal property.

13.2            Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person who receives it.  All notices, requests and consents to be sent to a Member must be sent to or made at the address (or facsimile number) given for that Member on the Members Schedule or such other address (or facsimile number) as that Member may specify by notice to the Secretary of the Company.  Any notice, request or consent to the Company must be given to the Secretary of the Company at the Company’s chief executive offices.  Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.3            Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

13.4            Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.5            Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.6            Amendment or Modification.  Subject to Section 8.1, this Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by a Majority in Voting Interest; for so long as any non-consolidation opinion with respect to the Company and its Members is in effect, this Agreement may not be modified, altered, supplemented or amended unless the confirmation is obtained from the law firm that rendered such non-consolidation opinion that such amendment would not alter such opinion, except: (i) to cure any ambiguity, or (ii) to modify or supplement any provision in a manner consistent with the intent of this Agreement.

13.7            Binding Effect.  Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

13.8            Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.

13.9            Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein (a) are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid or (b) would cause any Member to be bound by the obligations of the Company under the laws of any state or locale as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

13.10            Headings.  All section headings or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

13.11            Parties in Interest.  Nothing herein shall be construed to be to the benefit of or enforceable by any third party including, but not limited to, any creditor of the Company.

13.12            Further Assurances.  The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

13.13            Specific Performance; Remedies.  The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement. No remedy conferred upon or reserved to the Company or any Member by this Agreement is intended to be exclusive of any other remedy.  Each and every such remedy shall be cumulative and shall be in addition to any other remedy given to the Company or any Member hereunder or now or hereafter existing at law or in equity or by statute.

*     *     *     *     *

IN WITNESS WHEREOF, this Amended and Restated Limited Liability Company Agreement of Ladder Capital Commercial Mortgage Securities LLC has been duly executed on the day and year first above written.

LADDER CAPITAL FINANCE LLC

By:	/s/ Pamela McCormack
Name: Pamela McCormack
Title: Managing Director

Acknowledged and accepted:

By:	/s/ Michael Mazzei
Name: Michael Mazzei

By:	/s/ Marc Fox
Name: Marc Fox

Schedule A

MEMBERS SCHEDULE
of
LADDER CAPITAL COMMERCIAL MORTGAGE SECURITIES LLC
 (as of February 25, 2016)

Name of Member	Number of Common Units
Ladder Capital Finance LLC	100
Total	100

Exhibit A

FORM OF JOINDER TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER to the Amended and Restated Limited Liability Company Agreement of Ladder Capital Commercial Mortgage Securities LLC, a Delaware limited liability company (the “Company”), dated as of February 25, 2016, as amended or restated from time to time, by and among the Members of the Company (the “Agreement”), is made and entered into as of _________ by and between the Company and ________________ (“Holder”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired ____________ Common Units from _____________ and the Agreement and the Company require Holder, as a holder of such Common Units, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

(A)                          Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof.

(B)                          Members Schedule.  For purposes of the Members Schedule, the address of the Holder is as follows:

[Name]
 [Address]

(C)                          Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

(D)                          Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Amended and Restated Limited Liability Company Agreement of Ladder Capital Commercial Mortgage Securities LLC as of the date set forth in the introductory paragraph hereof.

LADDER CAPITAL COMMERCIAL MORTGAGE SECURITIES LLC

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Exhibit B

Officers of Ladder Capital Commercial Mortgage Securities LLC
 (as of February 25, 2016)

David Traitel	Chief Executive Officer
Michael Mazzei	President
Pamela McCormack	Managing Director and Secretary
Marc Fox	Chief Financial Officer